TERRY AMISANO LTD.                                                AMISANO HANSON
KEVIN HANSON, C.A.                                         Chartered Accountants





February 2, 2001



Securities Exchange Commission
450 Fifth Street, N.W.
Washington DC
USA  20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated February 2, 2001 of USA Video Interactive Corp. and are in agreement with the statements contained in the second sentence of the first paragraph and the second paragraph of Item 4. We have no basis to agree or disagree with other statements of the registrant contained in Item 4 or elsewhere within the Form 8-K.

Yours truly,

AMISANO HANSON



"Amisano Hanson"

Suite 604 - 750 West Pender Street                 Telephone:     (604) 689-0188
Vancouver,  Canada                                 Facsimile:     (604) 689-9773
V6C 2T7                                            E-MAIL:     amishan@telus.net